   As filed with the Securities and Exchange Commission on February 11, 1999.

                                                      Registration No. 333-67003
                                                               File No. 811-9044
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-6

               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                    OF SECURITIES OF UNIT INVESTMENT TRUSTS
                           REGISTERED ON FORM N-8B-2

                         -----------------------------

                    NATIONAL VARIABLE LIFE INSURANCE ACCOUNT
                             (Exact name of trust)

                        NATIONAL LIFE INSURANCE COMPANY
                              (Name of depositor)
                            One National Life Drive
                           Montpelier, Vermont  05604
         (Complete address of depositor's principal executive offices)

                         -----------------------------

                               D. Russell Morgan
                                    Counsel
                        National Life Insurance Company
                            One National Life Drive
                           Montpelier, Vermont  05604
                (name and complete address of agent for service)

                         -----------------------------

                                    Copy to:
                             Stephen E. Roth, Esq.
                          Sutherland Asbill & Brennan
                          1275 Pennsylvania Avenue, NW
                           Washington, DC  20004-2404
                         -----------------------------


                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
 As soon as practicable after the effective date of this Registration Statement.

                         -----------------------------

                       TITLE OF SECURITIES BEING OFFERED:

        Flexible premium variable universal life insurance policies.

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Registrant hereby incorporates by reference Part 1 of the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement, (File No. 333-67003) filed on February 8, 1999.

                       CONTENTS OF REGISTRATION STATEMENT

This Registration Statement comprises the following papers and documents.


      The facing sheet.
      The prospectus consisting of ____ pages.
      Undertaking to file reports.++++
      Rule 484 undertaking.++++
      Representation relating to fees and charges.++++
      The signatures.
      Written consents of the following persons:


            (a) D. Russell Morgan, Esq.++++
            (b) Kiri Parankirinathan, A.S.A., M.A.A.A.++++
            (c) Sutherland, Asbill & Brennan,LLP.++++
            (d) PricewaterhouseCoopers LLP.++++


      The following exhibits, corresponding to those required by paragraph A of the instructions as to exhibits in Form N-8B-2:

      1.
        A.


         (1) Resolutions of the Board of Directors of National Life Insurance Company establishing the National Variable Life Insurance Account.

         (2)     Not Applicable.
         (3)     (a)    Form of Distribution Agreement between National Life
                        Insurance Company and Equity Services, Inc.****

                 (b)(1) Form of Equity Services, Inc. Branch Office Supervisor
                        Contract


                 (b)(2) Form of Equity Services, Inc. Registered Representative
                        Contract


                 (c)    Schedule of Sales Commissions.++++

         (4)     Not Applicable.
         (5)     (a)    Specimen Sentinel Estate Provider Policy Form (Sex
                        Distinct)+++
                 (b)    Supplemental Term Insurance Rider+++
                 (c)    Endorsement for Unisex Policies+++

         (6)     (a)    Amended and Restated Charter of National Life
                        Insurance Company.


                 (b) Amended and Restated Bylaws of National Life Insurance Company.

         (7)     Not Applicable.
         (8)     (a)    Form of Participation Agreement by and among Market
                        Street Fund, Inc., National Life Insurance Company and
                        Equity Services, Inc.***
                 (a)(2) Form of Amendment No. 2 to Participation Agreement
                        among Market Street Fund, Inc., National Life Insurance
                        Company and 1717 Capital Management Company (formerly
                        PML Securities Company*****
                 (a)(3) Form of Amendment No. 3 to Participation Agreement
                        among Market Street Fund, Inc., National Life Insurance
                        Company and 1717 Capital Management Company (formerly
                        PML Securities Company) ++

                 (a)(4) Form of Amendment No. 4 to Participation Agreement
                        among Market Street Fund, Inc., National Life Insurance Company, 1717 Capital Management Company (formerly
                        PML Securities Company) and LSW++++

                 (b) Form of Participation Agreement by and among The Alger American Fund, National Life Insurance Company and Fred Alger and Company***
                 (b)(2) Form of Amended Schedule A to the Participation
                        Agreement by and among The Alger American Fund, National Life Insurance Company and Fred Alger and Company+
                 (b)(3) Form of Amendment No. 2 to the Participation Agreement
                        by and among The Alger American Fund, National Life Insurance Company and Fred Alger and Company++

                 (b)(4) Form of Amendment No. 3 to the Participation Agreement
                        by and among The Alger American Fund, National Life Insurance Company, Fred Alger and Company and LSW++++

                 (c) Form of Shareholder Services Agreement by and among National Life Insurance Company and American Century Investment Management, Inc.*****

                 (d) Form of Participation Agreement by and among National Life Insurance Company, Goldman Sachs Variable Insurance Trust and Goldman Sachs & Co.*****
                 (d)(1) Form of Amended Schedules to the Participation
                        Agreement by and among National Life Insurance Company, Goldman Sachs Variable Insurance Trust and Goldman Sachs & Co.*****

                 (d)(2) Form of Amended Schedules to the Participation
                        Agreement by and among National Life Insurance Company, Goldman Sachs Variable Insurance Trust and Goldman Sachs & Co.++++

                 (e) Form of Participation Agreement by and among National Life Insurance Company and J. P. Morgan Series Trust II*****

                 (f) Form of Participation Agreement by and among National Life Insurance Company, Neuberger & Berman Advisers Managers Trust, Advisers Managers Trust, and Neuberger & Berman Management Incorporated*****

         (9)     Not Applicable.
         (10)(a) Sentinel Benefit Provider Application Form.+++

         (11) Memorandum describing issuance, transfer and redemption procedures.++++


      2. Opinion and Consent of D. Russell Morgan, as to the legality of the securities being offered.++++

      3. Not Applicable.
      4. Not Applicable.
      5. Not Applicable.

      6. Opinion and Consent of Kiri Parankirinathan, A.S.A., M.A.A.A., as to actuarial matters pertaining to the securities being registered.++++


      7. (a)     Consent of PricewaterhouseCoopers LLP.++++


         (b)     Consent of Sutherland, Asbill & Brennan, LLP.++++

      8. Powers of Attorney for Directors.+++
         A.      Robert E. Boardman
         B.      David R. Coates
         C.      Benjamin F. Edwards III
         D.      Earle H. Harbison
         E.      Roger B. Porter
         F.      E. Miles Prentice III
         G.      Thomas P. Salmon
         H.      A. Gary Shilling
         I.      Patricia K. Woolf


-----------------------------




**Incorporated herein by reference to the Form S-6 Registration Statement (File
  No. 33-91938) for National Variable Life Insurance Account (VariTrak) filed on May 5, 1995.

***Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form
   S-6 Registration Statement (File No. 33-91938) for National Variable Life Insurance Account (VariTrak) filed December 29, 1995.

****Incorporated herein by reference to Post-Effective Amendment No. 1 to the Form S-6 Registration Statement (File No.33-91938) for National Variable Life Insurance Account (VariTrak) filed March 12, 1996, Accession Number 0000950133-96-000202

*****Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement (File No. 333-44723) for National Variable Life Insurance Account (Sentinel Estate Provider filed April 16, 1998), Accession Number 0000950133-98-001468

+Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form
 N-4 Registration Statement (file No. 333-19583) for National Variable Annuity Account II (Sentinel Advantage) filed May 28, 1997.

++Incorporated herein by referenced to Pre-Effective Amendment No. 1 to the Form
  N-4 Registration Statement (File No. 333-47363 ) for LSW Variable Annuity Account I (RetireMax) filed July 31, 1998.

+++Incorporated herein by reference to the S-6 Registration Statement (File No.
   333-67003) filed on November 9, 1999.


++++Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement (File No. 333-67003) for National Variable Life Insurance Account (COLI) filed February 8, 1999.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the Registrant, National Variable Life Insurance Account, has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Montpelier and the State of Vermont, on the 10th day of February, 1999.


                                        NATIONAL VARIABLE LIFE
                                        INSURANCE ACCOUNT (Registrant)

                                        By: NATIONAL LIFE INSURANCE COMPANY



Attest: /s/ Christine M. Bilbrey        By: /s/ Patrick E. Welch
       -------------------------           ---------------------------
         Christine M. Bilbrey                Patrick E. Welch
         Assistant Secretary                 Chairman of the Board and
                                             Chief Executive Officer

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, National Life Insurance Company has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, and its seal fixed and attested, in the City of Montpelier and the State of Vermont, on the 10th day of February, 1999.


                                          NATIONAL LIFE INSURANCE COMPANY
(SEAL)                                        (Depositor)


Attest: /s/ Christine M. Bilbrey          By: /s/ Patrick E. Welch
       -------------------------             ---------------------------
       Christine M. Bilbrey                  Patrick E. Welch
       Assistant Secretary                   Chairman of the Board and
                                             Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on the date(s) set forth below.



Signature                                Title                                             Date
---------                                -----                                             ----


/s/ Patrick E. Welch                     Chairman of the Board and                         2/10/99
---------------------                    and Chief Executive Officer,                     ---------
Patrick E. Welch                         and Director



/s/ Thomas H. MacLeay                    President & Chief Operating                       2/10/99
-----------------------                  Officer, and Director                            ---------
Thomas H. MacLeay


/s/ William A. Smith                     Executive Vice President &                        2/10/99
-----------------------                  Chief Financial Officer                          ---------
William A. Smith


Robert E. Boardman*                      Director
------------------                                                                        ---------
Robert E. Boardman



David R. Coates*                         Director
----------------                                                                          ---------
David R. Coates

Benjamin F. Edwards III*                 Director
-----------------------                                                                   ------------
Benjamin F. Edwards III



Charles H. Erhart, Jr.*                  Director
----------------------                                                                    -------------
Charles H. Erhart, Jr.


Earle H. Harbison, Jr.*                  Director
----------------------                                                                    -------------
Earle H. Harbison, Jr.


Roger B. Porter*                         Director
----------------
Roger B. Porter                                                                           -------------


E. Miles Prentice, III*                  Director
-----------------------                                                                   -------------
E. Miles Prentice, III


Thomas P. Salmon*                        Director
-----------------                                                                         -------------
Thomas P. Salmon


A. Gary Shilling*                        Director
-----------------                                                                         -------------
A. Gary Shilling


                                         Director
Thomas R. Williams                                                                        -------------



Patricia K. Woolf*                       Director
------------------                                                                        -------------
Patricia K. Woolf




*By  /s/ Patrick E. Welch                               Date:  February 10, 1999
   -----------------------------
   Patrick E. Welch
   Pursuant to Power of Attorney